UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 8, 2006

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2006, the Board of Directors of Esterline Technologies Corporation (the “Company”) approved, based on the Compensation Committee’s recommendation, increases to the compensation to be paid to the Company’s non-employee directors.

Under the terms of the updated non-employee director compensation program, the annual cash retainer paid to each non-employee director will increase from $20,000 to $30,000 effective in September 2006. In addition, the cash compensation paid to each non-employee director will increase from $1,200 to $1,500 for attending board meetings in person and from $1,000 to $1,500 for attending committee meetings in person. The cash compensation will increase from $600 to $750 for attending telephonic board meetings and from $500 to $750 for attending telephonic committee meetings. All stipends and meeting attendance fees will continue to be paid quarterly in arrears. The Company will also continue to reimburse non-employee directors for reasonable expenses incurred in attending board and committee meetings. The chairman of the Audit Committee will continue to receive an additional annual fee in cash of $7,500, and the chairman of each of the other committees will continue to receive an additional annual fee in cash of $5,000. The Lead Independent Director will also continue to receive an additional annual fee in cash of $10,000.

The value of stock compensation to be paid to non-employee directors will be increased from $45,000 to $60,000 effective in fiscal 2007 and will continue to be paid in the form of an annual issuance of fully-paid common stock of the Company under the Company’s Amended and Restated Non-Employee Directors’ Stock Compensation Plan.

On June 8, 2006, the Company entered into a compensation arrangement with Mr. Paul V. Haack, a newly appointed director. The material terms of the compensation arrangement between the Company and Mr. Haack are set forth in the second paragraph under Item 5.02 of this report and are incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 8, 2006, the Board of Directors of the Company elected Mr. Paul V. Haack to serve as a member of the board of directors and appointed Mr. Haack to the Audit Committee.

For his services as a non-employee director, Mr. Haack will be entitled to receive the standard compensation for a non-employee director of the Company described under Item 1.01 of this report. Prior to September 2006, Mr. Haack will be entitled to receive a cash payment of $5,000 and an additional cash payment of $1,200 for each Board meeting attended in person and payment of $600 for each telephonic meeting in which he participates. In addition, Mr. Haack is entitled to receive in cash $1,000 per Audit Committee meeting attended in-person and $500 per telephonic Audit Committee meeting attended. The Company will also reimburse Mr. Haack for out-of-pocket expenses incurred in connection with attendance or participation at meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: June 14, 2006	By:	/s/ Robert D. George
		Name:	Robert D. George
		Title:	Vice President, Chief Financial Officer, Secretary and Treasurer